Item 27. Exhibit (d) vii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA  01111-0001

FIXED ACCOUNT WITH LONG TERM GUARANTEE RIDER

This rider modifies the Contract to which it is attached.  In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The following provision is added to the Contract:

FIXED ACCOUNT WITH LONG TERM GUARANTEE

During the Accumulation Period the Contract Owner may elect to have a Purchase Payment or Transfer designated for allocation to the Fixed Account with Long Term Guarantee (hereinafter referred to as “LTG Fixed Account”).  The LTG Fixed Account is part of the Company’s General Account.

Allocations to a LTG Fixed Account: The Company will only accept a Purchase Payment or Transfer as of the beginning of a Guarantee Period, subject to any restrictions outlined on the Contract Schedule.  A Guaranteed Interest Rate and Guarantee Period will be assigned to each such allocation as of the date the Purchase Payment or Transfer is applied to the LTG Fixed Account.

Guaranteed Interest Rate:  The interest rate credited to the LTG Fixed Account will be set periodically by the Company and will never be less than the Minimum Guaranteed Interest Rate appearing on the Contract Schedule. A Guaranteed Interest Rate will be specified for each LTG Fixed Account Guarantee Period.

Guarantee Period:  The Guarantee Period for the LTG Fixed Account will be for periods and at interest rates declared by the Company.  The initial Guarantee Period begins on the date of any Purchase Payment or Transfer allocated to the LTG Fixed Account and ends on the Guarantee Period Expiration Date.

Guarantee Period Expiration Date: The last day of a Guarantee Period.

Renewal Date: The day following each Guarantee Period Expiration Date.

Window Period: The last fifteen (15) calendar days of a Guarantee Period and the first fifteen (15) calendar days of the following Guarantee Period.

Renewal Notification and Election Period: Prior to each Guarantee Period Expiration Date, the Company will notify the Contract Owner in writing of renewal options.  If the Company receives a Written Request up to three (3) business days before the Guarantee Period Expiration Date, the Contract Owner may elect a renewal Guarantee Period from any of the guarantee period options then being offered by the Company to new Contract Owners, or Transfer to another Fixed Account or Sub-Account of the Separate Account subject to the terms of the Contract.

If the Contract Owner has not elected otherwise by Written Request, the Contract Fund Value as of the Guarantee Period Expiration Date will begin a renewal Guarantee Period for the same number of years as the Guarantee Period just ended on the Guarantee Period Expiration Date.  If the Company is not then offering to new Contract Owners the same length of guarantee period as the Guarantee Period just ended, the renewal Guarantee Period will be the next shorter guarantee period being offered to new Contract Owners by the Company.  In the event that no shorter Guarantee Period is available, the Guarantee Period will be the shortest one being offered by the Company.

FA-LTG 1	1	[07-04]

A renewal Guarantee Period cannot be less than twelve (12) months and cannot extend beyond the Annuity Date unless the period from the Guarantee Period Expiration Date to the Annuity Date is less than twelve (12) months.  If the period from the Guarantee Period Expiration Date to the Annuity Date is less than twelve (12) months, the renewal Guarantee Period will be the shortest offered by the Company and the Annuity Date will become the next Guarantee Period Expiration Date.

Renewal Guaranteed Interest Rates:  A written notice of the renewal Guaranteed Interest Rate for each available Guarantee Period will be sent to the Contract Owner by the Company before each Guarantee Period Expiration Date.  The renewal Guaranteed Interest Rate will be no less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule.

Index Rates:  Index Rates are used to calculate the Interest Rate Factor applicable outside of a Window Period to the following: a partial withdrawal, total withdrawal, and when the Contract Fund Value is applied to an Annuity Option.

Initial Index Rate:  The Initial Index Rate is the interest rate in the Treasury Constant Maturity Series determined for the week prior to the week in which the Contract Issue Date or most recent Renewal Date falls, for a maturity equal to the length of the current Guarantee Period.

Current Index Rate:  The Current Index Rate is the interest rate in the Treasury Constant Maturity Series for a maturity equal to the number of whole months between any day of a Guarantee Period and the next Guarantee Period Expiration Date.  The Current Index Rate is subject to change weekly and will apply to all transactions until the next change is effective.

General Index Rate Provisions:  If the period of time being measured for the Contract is not equal to a maturity in the Treasury Constant Maturity Series, the Initial or Current Index Rate will be determined by straight line interpolation between the Treasury index rates of the next highest and next lowest maturities.  The one-year Treasury Constant Maturity index rate will be used for any periods equal to less than twelve (12) months.

If the Treasury Constant Maturity Series becomes unavailable, the Company will adopt a comparable constant maturity index or, if such a comparable index also is not available, will itself replicate calculation of the Treasury Constant Maturity Series index based on U.S. Treasury Security coupon rates.

FA-LTG 1	2	[07-04]

WITHDRAWALS

Interest Rate Factor: The Interest Rate Factor will apply when computing a partial withdrawal, a total withdrawal or when the Contract Fund Value is applied to an Annuity Option.  The Interest Rate Factor is determined by the following formula:

        (n/12)
  (1+a)
----------------
        (n/12)
  (1+b)

where:  (a) is the Initial Index Rate;  (b) is the Current Index Rate plus 0.25%; and  (n) is the number of whole months left in the Current Guarantee Period.   The Interest Rate Factor is one (1) during a Window Period.

Interest Rate Factor Override:  The Interest Rate Factor is limited to the extent that the Contract Fund Value multiplied by the Interest Rate Factor cannot be less than the Contract Fund Value which would result from a Guaranteed Interest Rate as specified in the Contract Schedule.

Partial withdrawals:  Any withdrawal will be deducted from each applicable Sub-Account and the Fixed Account(s) in the ratio that the Contract Owner’s interest in the Sub-Account or Fixed Account(s) bears to the total Contract Value.

Interest Rate Factor Adjustment for Partial Withdrawal: The Interest Rate Factor Adjustment for partial withdrawal is equal to:

                                                          (a + b) x (c - 1)
                                                                      c

where: (a) is the partial withdrawal payment; (b) is the Contingent Deferred Sales Charge for partial withdrawal; and (c) is the Interest Rate Factor.  There is no Interest Rate Factor Adjustment for partial withdrawals during the Window Period.

Contract Fund Value Reduction Upon Partial Withdrawal:  The Contract Fund Value is reduced when a partial withdrawal is paid.  Outside of a Window Period, the Contract Fund Value Reduction equals (a) plus (b) minus (c), where: (a) is the partial withdrawal payment; (b) is the Contingent Deferred Sales Charge for partial withdrawal; and (c) is the Interest Rate Factor Adjustment for partial withdrawal.  During a Window Period the Contract Fund Value Reduction is equal to the partial withdrawal payment plus the Contingent Deferred Sales Charge for a partial withdrawal.  Withdrawals from the Fixed Account are calculated on a first-in, first-out basis, which means the oldest purchase Payments are withdrawn first.

Interest Rate Factor Adjustment for Total Withdrawal:  The Interest Rate Factor Adjustment for a total withdrawal is equal to:

a x (b-1)

where: (a) is the Contract Fund Value on the day a Written Request from the Contract Owner is received; and (b) is the Interest Rate Factor.  There is no Interest Rate Factor Adjustment during the Window Period.

Total Withdrawal Value:  Outside of a Window Period, the total withdrawal value is equal to (a) minus (b) minus (c) plus (d), where:  (a) is the Contract Fund Value on the day a Written Request from the Contract Owner is received;  (b) is any applicable charges, fees or Premium Taxes;  (c) is the Contingent Deferred Sales Charge for total withdrawal; and (d) is the Interest Rate Factor Adjustment for total withdrawal.

FA-LTG 1	3	[07-04]

Transfers:  Transfers from these accounts are only available during a Window Period and are not subject to an Interest Rate Factor Adjustment.

Contract Fund Value: The Contract Fund Value for the LTG Fixed Account on the Contract Issue Date is equal to the Net Purchase Payment.  On any day after the Contract Issue Date, the Contract Fund Value is equal to (a) multiplied by (b), and the result reduced by (c), where: (a) is the previous day’s Contract Fund Value; and (b) is the sum of one (1) plus the daily interest rate equivalent of the Guaranteed Interest Rate; and (c) is any Contract Fund Value Reduction made on the valuation day.

Contract Value: The term “Contract Value” shall mean the sum of the Contract Owner’s interest in the Sub-Accounts of the Separate Account, any applicable Fixed Account(s), plus the LTG Fixed Account.

Suspension or Deferral of Payments: The Company reserves the right to postpone payments for a withdrawal or transfer from the LTG Fixed Account for a period of up to six months.

Signed for Massachusetts Mutual Life Insurance Company by:

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

FA-LTG 1	4	[07-04]